UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2001

SCHUFF INTERNATIONAL, INC.
(formerly Schuff Steel Company)
(Exact name of registrant as specified in its charter)

Delaware	000-22715	(Application in process)

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1841 West Buchanan Street, Phoenix, Arizona 85009

(Address of principal executive offices)	(Zip code)

     Registrant’s telephone number, including area code (602) 252-7787

Item 5. Other Events.

     On June 29, 2001, Schuff Steel Company adopted a holding company form of organizational structure. The new holding company organizational structure provides Schuff a framework that generally allows for greater administrative and operational flexibility.

     The holding company organizational structure was implemented by the merger of Schuff Merger Company into Schuff Steel Company, which was the surviving corporation. Prior to the merger, Schuff Merger Company was a direct wholly-owned subsidiary of Schuff International, Inc., a holding company organized for the purpose of implementing the holding company organizational structure and initially a direct wholly-owned subsidiary of Schuff Steel Company. By virtue of the merger, Schuff Steel Company became a direct wholly-owned subsidiary of Schuff International, Inc. and all of Schuff Steel Company’s outstanding common stock was converted, on a share for share basis, into common stock of Schuff International, Inc. As a result, each of the stockholders of Schuff Steel Company became the owner of the same number of shares of common stock of Schuff International, Inc. as the number of shares of common stock of Schuff Steel Company owned by that stockholder prior to the merger. From a stockholder’s perspective, the change should be transparent. Each stockholder will continue to own the same number of shares in the same company, except that the ownership will be indirect through a parent holding company.

     The conversion of shares of common stock in the merger occurred without an exchange of certificates. Accordingly, certificates formerly representing shares of common stock of Schuff Steel Company are deemed to represent the same number of shares of common stock of Schuff International, Inc.

     The common stock of Schuff International, Inc. will continue to be listed on The American Stock Exchange under the same symbol, “SHF”.

     The merger was effective on June 29, 2001. The shares of common stock of Schuff International, Inc. are deemed to be registered under Section 12(g) of the Securities Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder.

Item 7. Financial Statements, Pro Forms Financial Information and Exhibits

(c) Exhibits

EXHIBIT
NUMBER	DESCRIPTION

2	Agreement and Plan of Merger by and among Schuff Steel Company, Schuff International, Inc. and Schuff Merger Company dated June 29, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHUFF INTERNATIONAL, INC., a Delaware corporation

Date: June 29, 2001	By:	/s/ Scott A. Schuff

Scott A. Schuff President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

2	Agreement and Plan of Merger by and among Schuff Steel Company, Schuff International, Inc. and Schuff Merger Company dated June 29, 2001.